Exhibit 99.1

NEWS RELEASE

February 27, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Board Declares Dividend

TORRANCE, CALIF. — (BUSINESS WIRE) — Feb. 27, 2006 — Farmer Bros. Co. (Nasdaq: FARM) announced that its Board of Directors declared a regular dividend of $0.105 per share, payable on May 8, 2006 to shareholders of record on April 21, 2006.

“We take pride in our continuing ability to reward our long-term shareholders as we prepare the Company for its second century,” said Guenter Berger, Chairman and CEO.  “We continue to make steady progress on the initiatives we designed to improve our sales and extend our operating efficiencies.”

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend for 52 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.

Contacts:

Jim Lucas / Marissa Petri

Abernathy MacGregor Group   213-630-6550